Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2016, with respect to the consolidated financial statements as of December 31, 2015 (not presented herein) and for the year ended December 31, 2015 included in the Annual Report of the WisdomTree Continuous Commodity Index Fund and the WisdomTree Continuous Commodity Index Master Fund (collectively, the “Funds”) on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of the Funds on Form S-3 (File No. 333-214153, effective October 28, 2016; File No. 333-214153-01, effective October 28, 2016).

/s/ GRANT THORNTON LLP

Atlanta, Georgia

February 28, 2018